Exhibit 10.1

March 25, 2008

Ms. Lainie Goldstein

Dear Lainie:

As we have discussed, the parties have agreed to amend the terms of your (“you” or “Employee”) July 16, 2007 Employment Agreement (“Agreement”) with Take-Two Interactive Software, Inc. (the “Company”) as set forth below in this first amendment (“Amendment”).  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.  Unless explicitly modified herein, the terms and conditions of the Agreement remain in full force and effect.

Annual Salary:

Effective as of March 25, 2008, Employee’s Salary is hereby increased to $500,000. The last sentence of Section 3(a) of the Agreement is hereby amended and restated in its entirety as follows: “During the Term (including during the Initial Term), such Salary shall be subject to annual review at the end of each fiscal year of the Company by the Compensation Committee of the Board and may be increased from time to time at the discretion of the Compensation Committee of the Board.” During the Term, Employer shall pay the Employee the Salary then in effect pursuant to the terms of this Agreement.

280G:

To the extent that any amounts payable to (or for the benefit of) Employee pursuant to the Agreement or this Amendment, as well as any other “parachute payments,” as such term is defined under Section 280G of the U.S. Internal Revenue Code (the “Code”), payable to (or for the benefit of) Employee with respect to the Company, exceed the limitation of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code, the provisions of Exhibit A attached hereto shall apply and are incorporated herein.

Any terms and conditions of employment set out in the Agreement and not explicitly modified herein shall remain in full force and effect for the duration of your employment.  The Agreement and this Amendment comprise the parties’ entire agreement and supersede any and all other agreements, either oral or in writing, between you and the Company with respect to your employment with the Company, and contain all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification or termination of these agreements will be effective only if in writing and signed by the party to be charged.  Please indicate your acceptance of this Amendment by signing below and returning an executed copy of this letter to me.

[End of text — signature page follows]

Please contact me with any questions or concerns.

Sincerely,

/s/ Karl Slatoff

Karl Slatoff
Executive Vice President

Take-Two Interactive Software, Inc.

/s/ Lainie Goldstein	Date: 3/25/08
LAINIE GOLDSTEIN

EXHIBIT A

PARACHUTE TAX INDEMNITY PROVISIONS

                                This Exhibit A sets forth the terms and provisions applicable to Employee pursuant to the provisions of the 280G Section of the Amendment.  This Exhibit A shall be subject in all respects to the terms and conditions of the Agreement and the Amendment.  Capitalized terms used without definition in this Exhibit A shall have the meanings set forth in the Agreement or the Amendment.

(i)            In the event that Employee shall become entitled to payments and/or benefits provided by the Agreement or the Amendment or any other amounts to (or for the benefit of) Employee that constitute “parachute payments,” as such term is defined under Section 280G of the Code, as a result of a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (collectively, the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and similar tax, if any, that may hereafter be imposed by any taxing authority), the Company shall pay to Employee at the time specified in clause (v) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee from the Company Payments together with the Gross-Up Payment, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(ii)           Notwithstanding the foregoing provisions of this Exhibit A to the contrary, if it shall be determined that Employee is entitled to a Gross-Up Payment, but the Company Payments do not exceed 115% of the greatest amount (the “Reduced Amount”) that could be paid to Employee such that the receipt of the Company Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee and the Company Payments, in the aggregate, shall be reduced to the Reduced Amount.  In the event that the Internal Revenue Service or court ultimately makes a determination that the “excess parachute payments” plus the “base amount” is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Amount, as applicable, to reflect the final determination and the resulting impact on whether this clause (ii) applies.

(iii)          For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or a certified public accountant appointed following a change in ownership that is mutually acceptable to the Company and the Employee, or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part):  (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.  In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), Employee may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder).  All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Employee at such time as it is requested by the Company or Employee.  The determination of the Accountants, subject to the adjustments provided below, shall be final and binding upon the Company and Employee.

(iv)          For purposes of determining the amount of the Gross-Up Payment, Employee’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Employee to the Excise Tax occurs shall be used.  In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to the Company shall not exceed the interest received or credited to Employee by such tax authority for the period it held such portion.  Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Employee’s claim for refund or credit is denied.  In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or other taxing authority) to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(v)           The Gross-Up Payment or portion thereof provided for in clause (iv) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects Employee to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (iv) above, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Employee to the Excise Tax.  Subject to clauses (iv) and (ix) of this Exhibit A, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(vi)          In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Employee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Employee, but Employee shall control any other issues.  In the event that the issues are interrelated, Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Employee shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Employee shall permit the representative of the Company to accompany Employee, and Employee and Employee’s representative shall cooperate with the Company and its representative.

(vii)         The Company shall be responsible for all charges of the Accountants.

(viii)        The Company and Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

(ix)           Nothing in this Exhibit A is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Employee and the repayment obligation null and void.

(x)            Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit A shall be paid to Employee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by Employee.

(xi)           The provisions of this Exhibit A shall survive the termination of Employee’s employment with the Company for any reason and any amount payable under this Exhibit A shall be subject to the provisions of Section 8(h) of the Agreement.